INSTRUMENT PROVIDING FOR THE CESSATION OF ACCRUALS
UNDER THE BANKBOSTON CORPORATION AND ITS
SUBSIDIARIES DEFERRED COMPENSATION PLAN

          WHEREAS, FleetBoston Financial Corporation (successor to BankBoston Corporation) (the “Company”) sponsors for the benefit of eligible employees the BankBoston Corporation and Its Subsidiaries Deferred Compensation Plan (the “VDCP”);

          WHEREAS, the Human Resources and Board Governance Committee (formerly known as the Human Resources and Planning Committee) of the Board of Directors of the Company (the “HR Committee”), by resolution adopted June 17, 1998, delegated to the General Counsel of the Company the power and authority to amend or terminate any retirement plan maintained as a result of a merger or acquisition by the Company or a subsidiary of the Company; and

          WHEREAS, the Company wishes to discontinue all future benefit accruals under the VDCP.

          NOW THEREFORE, in consideration of the foregoing, all deferrals, employer credits, and other credits (except for interest credits) under the VDCP shall permanently cease as of December 31, 2000.

          IN WITNESS WHEREOF, this Instrument has been executed by a duly authorized officer of the Company this 20th day of December, 2000.

FLEETBOSTON FINANCIAL CORPORATION

By: /s/ WILLIAM C. MUTTERPERL
William C. Mutterperl Executive Vice President, General Counsel and Secretary